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                                                                    EXHIBIT 10.4


                               FIRST AMENDMENT TO
          1994 PERFORMANCE STOCK OPTION - EXECUTIVE OFFICERS AGREEMENT


          THIS FIRST AMENDMENT TO THE STOCK OPTION AGREEMENT dated December 6, 1994 (the "Agreement") made this 6th day of May, 1996 by and between UNIVERSAL STANDARD MEDICAL LABORATORIES, INC. (the "Company") and ALAN S. KER (the "Grantee").

     1. DEFINED TERMS. Terms defined in the Agreement shall be used in this First Amendment with their defined meanings unless otherwise defined herein.

     2. AMENDMENT OF THE OPTION AGREEMENT. The Agreement shall be amended as follows:

          2.1 Section 1 shall hereby be deleted in its entirety and the following substituted in place thereof:

               1. Stock Option. The Option entitles the Grantee to purchase up to 40,000 shares (the "Option Shares") of the Company's Common Stock, no par value (the "Common Stock"), at an option price per share of $4.75 (the "Option Price"), subject to the terms and conditions of this Agreement. The Option is intended to be an Incentive Stock Option ("ISO") to the extent permitted under the Internal Revenue Code of 1986, as amended (the "Code"). The determination as to which Option Shares are ISOs and which are Non-Qualified Stock Options ("NQO") shall be made at the time an Option Share first becomes exercisable. An Option Share shall be an ISO to the extent that, during the calendar year in which it first becomes exercisable, the aggregate fair market value (as determined in accordance with the Code) of such Option Share and all other ISOs granted to the Grantee which first become exercisable in such calendar year do not exceed $100,000 or to the extent such Option Share otherwise qualifies as an ISO under the Code in effect at that time.

          2.2 Section 2(b) shall hereby be deleted in its entirety and the following substituted in place thereof:

               (b) Vesting/Exercisability. The Grantee may only exercise his Option to purchase Option Shares to the extent that the Option has vested and become exercisable with respect to such Option Shares.

               (i) Time Vesting. Subject to the Grantee's continued employment with the Company or any Subsidiary in the position held as of the date of this Agreement or a higher position, the Option will vest and become exercisable in installments of 25% on the first date on which the closing prices of sales of the Common Stock, as reported on the NASDAQ Stock Market (the "Trading Price"), exceed $7.00 per share for at least twenty (20) of thirty (30) consecutive trading days (the "Determination Period"); 25% on the first date on which the Trading Price exceeds $10.00 per share for at least the






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               Determination Period; 25% on the first date on which the Trading
               Price exceeds $12.00 per share for at least the Determination Period; and 25% on the first date on which the Trading Price exceeds $14.00 per share for at least the Determination Period; provided that if the Trading Price exceeds one or more of the foregoing threshold levels following the public announcement of a Change of Control (as defined below) transaction, but before the consummation of such transaction or the termination of negotiations regarding the same, then the Option shall become exercisable only upon the consummation of the Change of Control transaction as described below or following the termination of the Change of Control transaction if the Trading Price exceeds the relevant threshold level for at least twenty (20) of thirty
               (30) consecutive trading days occurring after the public announcement of such termination. More than one threshold level can be satisfied during the same trading days. For example, if the price is $6.00 on trading day one, $8.00 on trading day two to twenty, and $11.00 on trading days twenty to thirty-nine, 25% of the Performance Options will vest on trading day twenty-one and 25% on trading day thirty-nine. (The $7.00, $10.00, $12.00 and $14.00 performance targets described above shall be referred to herein as the "$7.00 Performance Target," "$10.00 Performance Target," "$12.00 Performance Target," and "$14.00 Performance Target," respectively. The Option Shares which vest at the $7.00, $10.00, $12.00 and $14.00 Performance Targets shall be referred to herein as the "$7.00 Performance Options," "$10.00 Performance Options," "$12.00 Performance Options," and "$14.00 Performance Options," respectively.) In the event the Grantee no longer continues to be employed by the Company or any Subsidiary in the position held as of the date of this Agreement or a higher position, all Options which have not become exercisable at the date of such event shall immediately terminate. Whether the Grantee has continued to be employed by the Company or any Subsidiary in the position held as of the date of this Agreement or a higher position shall be determined by the Committee in its sole discretion. To the extent not exercised, installments shall accumulate and the Grantee may exercise them thereafter in whole or in part.

                        (ii) Death, Disability or Change in Control. The Option shall vest and become exercisable with respect to a percentage of each of the $7.00, $10.00, $12.00 and $14.00
               Performance Options, determined by the following formula, automatically upon the occurrence of any of the following: (i) the death or permanent disability (as determined by the Board or the Committee) of the Grantee, or (ii) a Change of Control, to the extent the shareholders of the Company receive consideration for their shares of Common Stock in connection with the Change of Control in excess of $10.00 per share:









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               Number of Days Elapsed from Date of Grant of the Option

               Divided by

               Number of Days From Date of Grant to Expiration Date (As Described Below) of Such Option

               Multiplied by

               The Number of Unexercisable Options Included In Such
               Option.

               For example, if Performance Options for 40,000 shares are granted on December 6, 1994, the Grantee dies on December 31, 1995 and no Performance Targets have been met at that time, then 11,099 option shares become exercisable upon death, calculated as follows:

                               3,567 = 10,000 x (391/1,096)
                               2,920 = 10,000 x (391/1,339)
                               2,471 = 10,000 x (391/1,582)
                               2,141 = 10,000 x (391/1,826)
                               -----   ------

                              11,099   40,000.
                              ======   ======
               Notwithstanding the foregoing, the Option shall not vest and become automatically exercisable as described in this Section 2(b)(ii) without the written consent of the Committee, to the extent such acceleration of vesting would result, when taken in the aggregate with all other payments from the Company, in the payment by such officer of any excise tax provided for in Sections 280G and 4999 of Code. For purposes hereof, a "Change of Control" shall mean the (x) sale of all or substantially all of the assets of the Company to an unaffiliated third-party, (y) the merger or consolidation of the Company with an unaffiliated third-party in which the Company is not the surviving corporation or (z) any person or group of persons (as defined in Section 13(d) of the Securities Exchange Act of 1934) (other than WestSphere Capital Associates, L.P. and its affiliates) shall acquire or control in excess of 51% of the Company's Common Stock on a fully-diluted basis.

                        (iii) Termination of Employment. The Grantee shall have the right to exercise all unexercised Options which have vested as of the Grantee's Termination Date (as defined in the Plan) for a period of three (3) months following such Termination Date or such longer period as may be provided in the Plan or as the Committee may approve in its sole discretion in connection with such termination; provided, that the Option shall not be exercisable after its expiration pursuant to
               Section 7.

               2.3 Section 7 shall hereby be deleted in its entirety and the following substituted in place thereof:





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                        7.      Expiration.  The $7.00 Performance Options
               shall expire at 5:00 p.m., New York time, on December 6, 1997, if the $7.00 Performance Target is not met by such date. The $10.00 Performance Options shall expire at 5:00 p.m., New York time, on August 6, 1998, if the $10.00 Performance Target is not met by such date. The $12.00 Performance Options shall expire at 5:00 p.m., New York time, on April 6, 1999, if the $12.00 Performance Option is not met by such date. The $14.00 Performance Options shall expire at 5:00 p.m., New York time, on December 6, 1999, if the $14.00 Performance Target is not met by such date. Once a $7.00, $10.00, $12.00 or $14.00 Performance Option has expired as provided above, it shall be null and void and will not be earned upon the later achievement of the related Performance Target or upon the later occurrence of the events provided in Section 2(b)(ii) of this Agreement. Notwithstanding the foregoing, if the Company is engaged in negotiations for a Change of Control transaction at the time of the expiration of any portion of a $7.00, $10.00, $12.00 or $14.00 Performance Option, such options shall not expire until the earlier of the termination of such negotiations or the consummation of the Change of Control transaction. Any portion of this Option which vests and becomes exercisable shall expire at 5:00 p.m., New York time, on the tenth anniversary of the date hereof. Such expiration dates shall be referred to herein as the "Expiration Date". In the event that the Grantee shall cease to be employed by the Company or its subsidiaries for any reason, all Option Shares which shall not have vested pursuant to Section 2 shall automatically terminate.

       3. CONTINUED EFFECTIVENESS. Except as specifically amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.


                                        UNIVERSAL STANDARD MEDICAL LABORATORIES,
                                        INC.


                                      By:  /s/ Eugene E. Jennings
                                         --------------------------------------
                                         Eugene E. Jennings, President and Chief
                                         Executive Officer



                                          /s/ Alan S. Ker
                                         ---------------------------------------
                                         ALAN S. KER, Grantee










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